Blue Sphere Corporation

Exhibit 99.1

BLUESPHERE COMPLETES ACQUISITION OF MULTIPLE BIOGAS FACILITIES IN ITALY

Acquires Operating Facilities with Financial Guarantees

CHARLOTTE, NC (Tackle Box Newswire) –December 14, 2015 Blue Sphere Corp. (OTCQB: BLSP) (the “Company” or “Blue Sphere”), a clean energy company that develops, manages and owns waste-to-energy projects, announced today that on December 14, 2015 the Company, through its wholly -owned subsidiaries, has completed the acquisition of four operating biogas facilities in Italy, a major milestone in the Company’s history.

Blue Sphere has acquired 100% of the stock of Agricerere, S.R.L., Agrielektra, S.r.L., Agrisorse, S.r.L. and Gefa, S.r.L. Individually, each fully operational facility generates one megawatt of electricity per hour which is sold to Gestore del Servizi Energetici GSE, S.p.A., a state owned company that promotes and supports renewable energy sources in Italy, under a power purchase agreement (PPA) that runs through December 31, 2027.

The four biogas facilities combined are expected to generate approximately €8,400,000 (Euros) or the equivalent of approximately $9,240,000 (U.S. Dollars) in annual revenue. The four biogas facilities combined will generate a minimum of €3,760,000 (Euros) or the equivalent of approximately $4,136,000 (U.S. Dollars) in annual EBITDA. The annual EBITDA of each biogas facility is guaranteed by Austep, S.p.A, our operating partner and a global leader in waste to energy technology and management. The Austep, S.p.A financial guarantee is further backed by an insurance policy underwritten and issued by a leading insurance provider. Pursuant to its agreements with Austep, S.p.A., Blue Sphere expects to receive the annual guaranteed EBITDA, and Austep, S.p.A. will receive any revenues in excess of the guaranteed EBITDA.

The enterprise value of these four facilities as stated by Innovatec, S.p.A, is approximately €24,000,000 (Euros) or the equivalent of approximately $26,400,000 (U.S. Dollars).

The Company paid €5,200,000 (Euros) or the equivalent of approximately $5,720,000 (U.S. Dollars), plus closing costs to acquire all four biogas facilities including the assumption of certain debt associated with the acquisition of each facility. Fifty percent of the cash component of the purchase price plus closing costs was paid at closing, with the balance due three years from the closing date. Blue Sphere was provided with €2,900,000 (Euros) or the equivalent of approximately $3,190,000 of capital from Helios Energy Investments to complete these acquisitions.

These acquisitions represent only four transactions of a pipeline of twenty-five biogas facilities that the Company is evaluating for acquisition in Italy alone. With these transactions Blue Sphere has developed a network of brokers, consultants, legal and accounting experts that will allow for further expansion into the European marketplace

“We are very excited to complete these acquisitions as they represent major milestones and proof of concept in the execution of our model of acquiring, building and operating waste to energy projects around the world. We are very pleased to announce that with the completion of these transactions, we have completed 100% of the Company’s goals for 2015”, said Shlomi Palas, the Company’s CEO.

For more detailed information, please refer to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on December 17, 2015.

About Blue Sphere Corporation

Blue Sphere Corporation operates in the fast growing clean-tech sector as a waste-to-energy project integrator. Blue Sphere develops waste-to-energy and other renewable energy projects. The Company aspires to become a key player in the global waste-to-energy and renewable energy markets. For further information, please visit the Company’s website: www.bluespherecorporate.com.

About Helios Energy Investments

Helios Energy Investments is a group of infrastructure funds investing in distributed power generation and renewable energy plants, managing over €150 million.  Helios’ investment portfolio includes more than 80 MW of solar PV, bio-gas, bio-mass and waste to energy power plants located in Europe and Israel. Helios enjoys a strong group of limited partner investors, including a number of the leading insurance companies and pension funds in Israel, as well as high net worth individuals and corporations from Israel and North America.

About Austep, S.p.A.

Austep is a twenty-year old global engineering, procurement and construction (EPC) company based in Milan, Italy. Austep specializes in waste-water treatment and the design, implementation and control of biogas facilities world wide. Austep operates in ten countries and has built nearly two hundred and fifty facilities around the globe.

Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties and may change at any time. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors including, without limitation, (i) uncertainties regarding general economic and market conditions, (ii) uncertainties regarding changes in the Clean tech sector, (iii) uncertainties regarding implementation of the Company’s business strategy, and (iv) other risk factors as outlined in the Company’s periodic reports, as filed with the U.S. Securities and Exchange Commission. As such, there is no assurance that the initiatives described in this press release will be successfully implemented or meet expectations. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

Contact Information:

Stanley Wunderlich

Launchpad IR

1-800-625-2236

swunderlich@launchpadir.com

www.tacticalgrowthpartners.com

www.launchpadir.net